Exhibit 10.2

SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) between Opus Genetics, Inc., a Delaware corporation (the “Company”), and Nirav Jhaveri (the “Executive”) is entered into and made effective as of January 17, 2025 (the “Amendment Date”).

WITNESSETH

WHEREAS, the Company and Executive entered into that certain Employment Agreement, dated as February 13, 2024, as amended by the First Amendment to Employment Agreement, dated as of February 16, 2024 (as amended, the “Employment Agreement”); and

WHEREAS, the Company and the Executive now wish to amend the Employment Agreement as provided herein to be effective as of the Amendment Date.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth below, the Company and the Executive hereby agree as follows:

1.           Section 3(d)(vi) of the Employment Agreement is amended in its entirety to read as follows:

Stock Options/Equity Awards. Except to the extent additional rights are provided upon the Executive’s qualifying to receive the Conditional Benefits, the Executive’s rights with respect to any stock option, restricted stock or other equity award granted to the Executive by the Company shall be governed by the terms and provisions of the applicable Original Stock Option Award Documents or Original Award Documents (each as defined below).

2.           Section 3(e)(ii) of the Employment Agreement is amended in its entirety to read as follows:

COBRA. If the Executive, to the extent applicable, timely elects continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or applicable state law and the Company’s group health plans following the Termination Date, then, to the extent such premium payments are not already part of the Unconditional Entitlements, the Company shall pay 100% of the COBRA premiums necessary to continue the Executive’s and the Executive’s covered dependents’ health insurance coverage in effect for the Executive (and the Executive’s covered dependents) on the Termination Date until the earliest of: (A) nine (9) months following the Termination Date; (B) the date when the Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment; or (C) if applicable, the date the Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Termination Date through the earlier of (A)-(C) (the “COBRA Payment Period”).  Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on the Executive’s behalf could result in a violation of applicable law or the imposition of penalties or taxes, or is not available for other reasons, then in lieu of paying COBRA premiums pursuant to this Section 3(e)(ii), the Company shall pay the Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period.  Nothing in this Agreement shall deprive the Executive of the Executive’s rights under COBRA, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or applicable state law for benefits under plans and policies arising under the Executive’s employment by the Company.

3.           Section 5(a) of the Employment Agreement is amended in its entirety to read as follows:

If, within twelve (12) months following or three (3) months prior to the effective date of a Change in Control: (i) the Executive effects a Termination for Good Reason; or (ii) the Company terminates the Executive’s employment other than due to the Executive’s death, a Termination for Cause or a Termination due to a Disability, then subject to the conditions set forth in Section 3(c)(iii), including, but not limited to, Executive’s timely execution and non-revocation of the Release:

4.           Section 5(a)(i) of the Employment Agreement is amended in its entirety to read as follows:

the Company shall pay to the Executive, in a lump sum in cash within ninety (90) days after the Termination Date, the aggregate of the following amounts (which shall be paid to the Employee in lieu of the Conditional Benefits):

5.           Section 5(a)(i)(B) of the Employment Agreement is amended in its entirety to read as follows:

the amount equal to 1.0 times the sum of (y) the annual Base Salary as in effect as of the Termination Date and (z) the Executive’s target Performance Bonus for the year in which the Termination Date occurs; provided, however, if (i) the Change in Control is not a “change in control event” under Treasury Regulation 1.409A-3(i)(5) or the Termination Date occurs within three (3) months prior to the Change in Control and the amount payable under this Section 5(a)(i)(B) or Section 3(e)(i), as applicable, would constitute deferred compensation subject to Section 409A, then the amount payable under this Section 5(a)(i)(B) shall be paid in accordance with the schedule set forth in Section 3(e)(i) to the extent required to comply with Section 409A and (ii) if the Termination Date precedes the Change in Control, the amounts due under this Section 5(a)(i)(B) that are in excess of the amounts due under Section 3(e)(i) shall be paid within sixty (60) days following the Change in Control, subject to clause (i) of this proviso, and

6.           Section 5(a) of the Employment Agreement is amended to add the following new clause (ii) and to renumber the remaining clauses in Section 5(a) and all cross-references accordingly:

COBRA. Provided that, to the extent applicable, the Executive timely elects continued health insurance coverage under the applicable federal or state COBRA law and under the Company’s group health plans following the Termination Date, then the Company shall pay 100% of the COBRA premiums necessary to continue the Executive’s and the Executive’s covered dependents’ health insurance coverage in effect for the Executive (and the Executive’s covered dependents) on the Termination Date until the earliest of: (A) twelve (12) months following the Termination Date; (B) the date when the Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment; or (C) if applicable, the date the Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Termination Date through the earlier of (A)-(C) (the “CIC COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on the Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), or not available for other reasons, then in lieu of paying COBRA premiums pursuant to this Section 5(a)(ii), the Company shall pay the Executive on the last day of each remaining month of the CIC COBRA Payment Period, a fully taxable cash payment equal to the premium for such month, subject to applicable tax withholding, for the remainder of the CIC COBRA Payment Period. Nothing in this Agreement shall deprive the Executive of the Executive’s rights under COBRA, ERISA or applicable state law for benefits under plans and policies arising under the Executive’s employment by the Company; and

7.           Section 5(a)(iii) of the Employment Agreement is deleted in its entirety.

8.           CONSTRUCTION. The provisions of Section 8(a) of the Employment Agreement are hereby deemed incorporated by reference mutatis mutandis. Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Employment Agreement. The terms of this Amendment amend and modify the Employment Agreement as if fully set forth in the Employment Agreement. If there is any conflict between the terms, conditions and obligations of this Amendment and the Employment Agreement, this Amendment’s terms, conditions and obligations shall control. All other provisions of the Employment Agreement not specifically modified by this Amendment are preserved. This Amendment may be executed in counterparts (including via facsimile or .pdf), each of which shall be deemed an original, and all of which together shall constitute one and the same document.

Signatures on the Following Page

SIGNATURE PAGE TO SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

In Witness Whereof, the parties have executed this Amendment as of the date first written above.

OPUS GENETICS, INC.

By:	/s/ Dr. George Magrath
Name: George Magrath, MD
Title: CEO

EXECUTIVE

/s/ Nirav Jhaveri